RIDGEWOOD POWER CORPORATION [letterhead]

November 15, 1996



Mr. Edward M. Stern
Consolidated Hydro, Inc.
680 Washington Boulevard
Stamford, CT 06901

Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
P.O.Box 7320
Portland, ME 04112
Att:  Stephen E. Champagne, Esq.

Dear Sirs:

    This letter will confirm our agreements in connection with the Closing of the Merger Agreement (the "Merger Agreement") dated as of July 1, 1996 by and among Consolidated Hydro Maine, Inc. ("CHI Maine"), CHI Universal, Inc. ("Universal"),
Consolidated Hydro, Inc. ("Parent"), Ridgewood Maine Hydro
Corporation (the "General Partner") and Ridgewood Hydro Maine
Partners, L.P. (the "Partnership") and the Option and Escrow
Agreement between Universal, Ridgewood Electric Power Trust IV, a
Delaware Business Trust (the "Trust") and Curtis Thaxter Stevens
Broder & Micoleau LLC (the "Escrow Agent") attached to the Merger
Agreement as Exhibit D. Capitalized terms used herein (unless otherwise indicated) shall have the meanings assigned in the Merger Agreement.

1. The parties have executed the Merger Agreement, the Option Agreement and the other Closing Documents referred to therein to be executed by them and have delivered same to the Escrow Agent to be held in escrow hereunder pending the receipt by the parties of certain consents and other items necessary to satisfy the conditions to the Closing under the Merger Agreement. Such consents include, specifically, the consent of the Federal Energy Regulatory Commission to the transactions contemplated by the Merger Agreement.

2. The parties to the Merger Agreement hereby agree to amend the Merger Agreement as follows:
Ridgewood Commons 947 Linwood Avenue Ridgewood, New Jersey 07450 (201) 447-9000 Fax (201) 447-0474 [footer]

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 2 [header]

a. The last paragraph of Section 3.2.4 is amended by deleting the phrase "Six Million One Hundred Fifty-Five
Thousand Ninety-Four Dollars ($6,155,094)" and inserting the phrase "Six Million Two Hundred Forty-
Three Thousand Three Dollars ($6,243,003)" in lieu thereof in order to reflect the parties estimate of a December 2, 1996 Closing Date.

b.  Section 5.4(ii) is amended by deleting the phrase
"for the nine month period ended March 31, 1996" and inserting the phrase "for the fiscal year ended June
30, 1996" in lieu thereof.

c. The second sentence of Section 5.4 is amended by inserting the phrase "and except that the balance sheets and income statements of the Projects do not reflect any allocable portion of the writedown of assets required by SFAS 121 which was recorded on the books of CHI Maine."

d.  Section 5.5 is amended by deleting the phrase
"Since March 31, 1996" in the first line thereof and inserting the phrase "Since June 30, 1996" in lieu thereof.

e.  Section 10.5.4 is amended by:

(i) deleting the phrase "October 15, 1996" in the second line thereof and inserting "December 31, 1996" in lieu thereof; and

(ii)     placing a period after the end of the
parenthetical phrase ending with the word
"control" in the fourth line thereof and deleting the remainder of Section 10.5.4.

3. Each of the General Partner and the Partnership hereby waives the closing condition set forth in Section 7.13 of the Merger Agreement.

4. The Trust hereby assigns to Ridgewood Electric Power Trust V ("Power Trust V"), a Delaware business trust which is an Affiliate of the Trust, all of the Trust's right, title and interest in, to and under the Option Agreement. Power Trust V hereby accepts such assignment from the Trust, and agrees that effective upon the closing of the

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 3  [header]

Merger Agreement, Power Trust V shall immediately exercise the Trust Option to acquire the Universal Securities (as such terms are defined in the Option Agreement) by payment of the amount of Cash Consideration described in Section
1(a) of the Option Agreement. Each of Universal and the Escrow Agent hereby acknowledges that the above assignment is being made in accordance with Section 10.2 of the Option
Agreement.

5. Upon receipt of the consent of the Federal Energy Regulatory Commission and the satisfaction (or waiver by the appropriate party) of the other conditions to the Closing of the Merger Agreement, the Escrow Agent will date and file the Certificate of Merger in the Office of the Secretary of State of the State of Delaware, and immediately upon the effectiveness of such filing the Escrow Agent shall make the distributions and transfers described in paragraph 6(d) below.

6. Contemporaneously with the execution of this letter agreement, each of the Trust and Power Trust V have made a transfer of immediately available funds to the Escrow Agent to be held in escrow hereunder on the following terms:

a. The amount transferred by each of the Trust and Power Trust V is Six Million Two Hundred Forty-Three
Thousand Three Dollars ($6,243,003).

b. Such funds are to be held by the Escrow Agent and invested in United States Treasury Bills pending the Closing under the Merger Agreement.

c.  In the event that the Closing under the Merger
Agreement shall occur after December 2, 1996, each of the Trust and Power Trust V shall deliver to the Escrow
Agent an additional sum of Two Thousand Eight Hundred
Fifty-Two Dollars ($2,852) for each day after December
2, 1996 that such Closing is delayed.

d. Upon the effectiveness of the filing of the Certificate of Merger as described in paragraph 5 above, the Escrow Agent will make the following transfers and deliveries to the addresses specified in
Section 10.9 of the Option Agreement:

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
Novembr 15, 1996
Page 4  [header]

(i) to Universal, the sum of (x) Six Million Two
Hundred Forty-Three Thousand Three Dollars
($6,243,003) plus (y) 50% of any amounts received pursuant to Section 6(c) above, which amount represents the payment by the Partnership of the estimated Cash Consideration contemplated by
Section 3.2.4 of the Merger Agreement;

(ii)     to Universal, and additional sum of (x) Six
Million Two Hundred Forty-Three Thousand Three
Dollars ($6,243,003) plus (y) 50% of any amounts received by the Escrow Agent pursuant to Section
6(c) above, which amounts represent the payment by Power Trust V (as assignee of the Trust) of the Trust Exercise Price referred to in Section 1(a) of the Option Agreement:

(iii)    to each of the Trust and Power Trust V,
an amount equal to 50% of the balance of any funds held by the Escrow Agent;

(iv) to the Trust, the Trust Deposits (as defined in the Option Agreement);

(v) to Power Trust V, deliver the Universal
Deposits (as defined in the Option Agreement); and

(vi) to each of the Partnership and Universal, at least one executed copy of the Merger Agreement and the other executed Closing Documents held by the Escrow Agent.

e. If the Closing under the Merger Agreement has not occurred by December 31, 1996, then on January 2, 1997 the Escrow Agent shall (i) return all sums transferred to it by the Partnership and Power Trust V pursuant to paragraph 6(a) above (including any interest earned therein) to the Trust, (ii) deliver the Trust Deposits and the Universal Deposits to the Trust and (iii) destroy the executed copies of the Merger Agreement, Certificate of Merger and other Closing Documents held by the Escrow Agent.

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 5  [header]

[sic] shall (i) return all sums transferred to it by the Partnership and Power Trust V pursuant to paragraph 6(a) above (including any interest earned therein) to the Trust, (ii) deliver the Trust Deposits and the Universal Deposits to the Trust and (iii) destroy the executed copies of the Merger Agreement, Certificate of Merger and other Closing Documents held by the Escrow Agent.

f.  Each of the Partnership, the Trust, Power Trust V,
Universal and the Escrow Agent hereby agree that the provisions set forth in Sections 8, 10 and 11 of the Option agreement shall also apply to the escrow created by this paragraph 6, and such provisions are hereby incorporated by reference in their entirety, except that the notice provision in Section 10.9(a) shall be deemed to apply to each of the Partnership, the Trust and Power Trust V.

7. Upon the closing of the Merger Agreement, Parent will release, and will cause all of the entities owned, controlled or affiliated with Parent to release, CHI Maine from any and all liabilities due to Parent or any of such affiliated entities. The purpose of these releases is to remove from the unaudited balance sheet of CHI Maine as of June 30, 1996, in the form attached as Schedule 5.4 (ii) to the Merger Agreement, the amount of the $14,825,487 item shown as "due to (from) related parties" as a current liability on such balance sheet.

8.  For purposes of calculating the "Adjusted Cash
Consideration Statement" referred to section 3.3.1 of the Merger Agreement, such calculation shall under no circumstances include any amount due to Parent or any affiliated entity of Parent.

9. In the event of any conflict between the provision of this letter agreement and the provisions of the Option
Agreement, the provisions of this letter agreement shall control.

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 6  [header]

    If the foregoing accurately sets forth our agreements, please sign in the space below.

Sincerely yours,

Ridgewood Maine Hydro
Corporation, for itself and as
the General Partner of Ridgewood
Maine Hydro Partners, L.P.

By:  _/s/ Robert L. Gold_______
    Name:
    Title:



Ridgewood Electric Power Trust
IV
By:  Ridgewood Power
Corporation, Managing
Shareholder

By:  _/s/ Robert L. Gold_______
    Name:
    Title:



Ridgewood Electric Power Trust V
By:  Ridgewood Power
Corporation, Managing
Shareholder

By:  __/s/ Robert L. Gold______
    Name:
    Title:



Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 7  [header]


Accepted and Agreed:
Consolidated Hydro Maine, Inc.
CHI Universal, Inc.
Consolidated Hydro, Inc.

By:  _/s/ Edward M. Stern__
    Edward M. Stern
    President



Accepted and Agreed:
Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
P.O. Box 7320
Portland, ME 04112

By:  _/s/ Stephen E. Champagne
    Name:   Stephen E. Champagne
    Title:  Member